SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 30, 2009
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Beazer Homes USA, Inc. today announced that it filed an application for a federal income tax refund of approximately $101 million as a result of tax legislation enacted during the quarter ending December 31, 2009. This legislation permitted a five year carryback of tax losses incurred in certain defined periods. Additionally, the Company expects to record a benefit of approximately $101 million to shareholders’ equity (approximately $2.50 per common share) in the quarter ending December 31, 2009 and to receive the refund proceeds in cash during the quarter ending March 31, 2010.
As part of its tax refund filing, the Company has elected to defer taxes on gains arising from the cancellation of indebtedness associated with the Company’s previously reported buy back of certain senior notes. This deferral is permitted under The American Recovery and Reinvestment Act of 2009 and represents approximately $51 million of incremental tax benefit to the Company arising from $148 million of gains previously recognized. Taxes owed on the deferred gains will be repayable starting in five equal annual installments beginning in fiscal 2014 and will not result in a reduction to shareholders’ equity at that time.
The Company previously disclosed that its estimated benefit of applying the five year carryback legislation discussed above was approximately $50 million. Our subsequent decision to elect to defer taxes on the gains arising from the cancellation of indebtedness increased the benefit to approximately $101 million. This decision was reached upon consultation with external tax advisors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: December 17, 2009	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President and General Counsel